                                                    EXHIBIT 10.1

Description of STERIS plc Non-Employee Director Compensation Program

Summarized below is the Director compensation program for STERIS plc (“STERIS”) non-employee Directors for the term of office beginning July 28, 2020 and subsequent terms.

An annual retainer of $415,000 is payable to the Chairman of the Board and an annual retainer of $290,000 is payable to each other non-employee Director. The retainer fees are payable in full at the beginning of each Director’s term. Retainer fees are fully vested immediately, regardless of the form in which paid.

For the term of office beginning in 2020, the retainer fees are as follows: $82,000 in cash ($123,000 for the Chairman), $100,000 in stock options ($146,000 for the Chairman) and $100,000 in CRSUs (“CRSUs”) ($146,000 for the Chairman). Each Director was given the option to elect to receive all or a part of the cash or option portions of the fee in STERIS shares or CRSUs and to elect to receive all or part of the CRSU portion of the fee in STERIS shares.

Notwithstanding the foregoing, the available forms of payment for Directors who have not satisfied the Company’s Non-Employee Director Stock Ownership Guidelines are limited until such time as those Guidelines have been satisfied. A Director who has not met the Guidelines will receive a retainer fee of $82,000 in cash, with the remaining portion of such Director’s retainer fee payable in CRSUs. The Director also may elect to receive additional CRSUs in lieu of all or part of the cash portion of the fee.

Each Chair of a standing Board Committee is entitled to receive a fee for his or her service as such for each term of office. For the 2020-21 term these fees are as follows: Audit Chair - $25,000, Compensation and Organization Development Committee Chair - $20,000, Nominating and Governance Chair and Compliance Chair - $15,000. For the 2020-21 term of office these fees are payable in cash. For the 2021-22 term, each Chair will be permitted to elect cash, stock, options, or CSRUs.

Permitted compensation elections for incumbent Directors are required to be made on or before the December 31 that immediately precedes the beginning of the term for which the compensation will be paid.

The number of CRSUs or STERIS shares a Director is entitled to receive is determined based upon the dollar amount of the retainer fees elected to be received in CRSUs or STERIS shares, and the NYSE STERIS per share closing price on the effective date of grant. The number of options a Director is entitled to receive is determined based upon the same factors and a Black-Scholes calculation, and the option price is the NYSE per share closing price on the effective date of grant.

A Director’s CRSU’s will be settled in STERIS ordinary shares six months after the cessation of the Director’s Board service. Directors will be paid cash dividend equivalents on their CRSUs as dividends are paid on STERIS ordinary shares.

Meeting attendance fees are payable to each Director at a rate of $1,000 per meeting for each Board Meeting and assigned Committee Meeting attended in excess of twenty during the annual term.

The STERIS Director compensation program for non-employee Directors may be modified by the Board of Directors at any time.